LOAN AGREEMENT
                                   $100,000

On this 18th day of March 1998, Pinnacle Resources, Inc., a Wyoming Corp., whose principal place of business is 7345 Peakview Ave., Englewood CO 80111 (Pinnacle) hereby accepts from:

    LENDER:             MEL KELLER
                        R.R. 1 Box 128
                        BLAIRSBURG, IOWA 50034

The Sum of One Hundred Thousand Dollars ($100,000.00);

For the duration of one year (1) from the date hereof;

To be repaid in full together with interest at the rate of Five Perent (5%) per Annum.

The funds are to be used to advance the permitting process on platinum ore properties of Plateau Resources (Pty) Ltd located in the Republic of South Africa.

This loan shall be unsecured by Pinnacle Resources, Inc. but shall instead be secured by an undivided five percent (5%) interest in the Drenthe, Witrivier, Dortsland Platinum concession as arranged by Pinnacle Resources on behalf of the lender and due in writing from Plateau Resources (PTY) Ltd sixty (60) days from receipt of such funds.

Approved

     By   /s/ Mel Keller
          ----------------------------
          Mel Keller, Individual Lender

Approved and Accepted:

     By    /s/ Glen R. Gamble
          ----------------------------
          Pinnacle Resources, Inc.
          Glen R. Gamble, President